Exhibit 19.1
Evolv Technologies Holdings, Inc.
Insider Trading Compliance Policy

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:
•Section I provides an overview of persons covered by this Policy and Policy administration;
•Section II sets forth the policies of the Company prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
•Section V sets forth additional transactions that are prohibited by this Policy;
•Section VI explains Rule 10b5-1 trading plans; and
•Section VII refers to the execution and return of a certificate of compliance.
I.Overview: Persons Covered by this Policy; Policy Administration

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Evolv Technologies Holdings, Inc. (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material, non-public information relating to the security. As explained in Section III below, “material, non-public information” is information that is both “material” and “non-public.” The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.
This Policy applies to all officers,1 directors, employees, temporary workers and consultants of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. Covered Person shall not include any such entity that has established its own insider trading controls and procedures in compliance with applicable U.S. federal securities laws and the applicable individual subject to the Policy has expressly represented to the Company in writing that such individual’s controlled entity: (a) engages in the investment of

1 For purposes of this Policy, “officer” has the meaning of the term in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, which means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

securities in the ordinary course of its business; (b) has established insider trading controls and procedures in compliance with applicable U.S. federal securities laws; (c) is aware such securities laws prohibit any person or entity who has material, non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities; and (d) shall not purchase or sell securities of the Company while in possession of such material, non-public information concerning the Company or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s General Counsel.
II.Statement of Policies Prohibiting Insider Trading

No Covered Person shall purchase or sell any type of security while in possession of material, non-public information relating to the security or the issuer of such security in a breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material, non-public information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material, non-public information if such information is obtained in the course of the Covered Person’s employment or service with the Company. These prohibitions do not apply to the following “permitted transactions”:
•purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the broker-assisted “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•to the extent the Company offers its securities as an investment option in an employee stock purchase plan or offers a dividend reinvestment plan, the purchase of stock through the Company’s employee stock purchase plan resulting from a periodic contribution pursuant to an election made at the time of enrollment or resulting from the reinvestment of dividends paid on Company stock, respectively; for the avoidance of doubt, any subsequent sale of stock acquired pursuant to such plans, any decision to participate in such plans, or changing instructions regarding the level of withholding contributions which are used to purchase such stock under such plans, is subject to this Policy (including, as applicable, the pre-clearance requirements and the black-out prohibitions of

Section IV hereof);
•bona fide gifts of the Company’s securities, unless the person making the gift knows, or is reckless in not knowing, that the recipient intends to sell the securities while the donor is in possession of material, non-public information about the Company;
•purchases or sales of the Company’s securities made pursuant to a plan (a “Trading Plan”) adopted to comply with Rule 10b5-1 meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). For more information about Rule 10b5-1 trading plans, see Section VI below; or
•purchases or sales of the Company’s securities made pursuant to a “non-Rule 10b5-1 trading arrangement” as defined in Item 408 of Regulation S-K that (i) was entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information, (ii) has been pre-cleared by the Compliance Officer and (iii) has not been modified after such initial pre-clearance without such amendment or modification being pre-cleared in advance by the Compliance Officer (a “Trading Arrangement”).
In addition, no Covered Person shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis. In communicating material, non-public information to employees of the Company, all officers, directors, and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
III.Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.
“Securities” includes stocks, bonds, notes, debentures, options , warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, pledging and margin loans, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
A.What Information is Material?
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offer, sales and/or rights acquisition proposals, joint ventures, dispositions or changes in assets;
•major new products, product issues, or product developments;
•significant supply chain and manufacturing issues;
•important business developments such as major contract awards or cancellations;
•incidents involving cybersecurity, physical screening, data protection or personally identifiable information;
•developments regarding the Company’s intellectual property portfolio;
•management or control changes;
•changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies; and
•significant litigation or regulatory actions.
Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade.
B.What is Non-Public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, such as through such media, including, but not limited to, as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For the purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the General Counsel.
C.Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving tips from others or through, among other things, conversations at social, business, or other gatherings.
IV.Procedures Preventing Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and designated employee is required to follow these procedures.
A.Pre-Clearance of All Trades by All Officers, Directors and Certain Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by Section 16 officers, directors and such other employees as are designated in Schedule I, as may be amended from time to time by the Chief Financial Officer or the General Counsel as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s General Counsel. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with SEC rules or applicable law. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to pre-clearance may be updated from time to time by the Chief Executive Officer, the Chief Financial Officer or the General Counsel.
A request for pre-clearance must be in writing (including without limitation by e-mail) (in the form approved by the General Counsel), should be made at least two (2) business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, a description of proposed transaction (for example, a market purchase, a privately negotiated sale, a gift, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the General Counsel, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel), that he, she or it is not aware of material, non-public information about the Company. The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the Chief Financial Officer, in the case of the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be submitted for pre-clearance determination again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre- Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.
None of the Company, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.
B.Black-Out Periods
No officer, director or other employee designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as being subject to quarterly black-out periods (each a “Black-out Restricted Person”) shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on each of March 17, June 16, September 16 and December 17 and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to quarterly black-out periods may be updated from time to time by the Chief Executive Officer, Chief Financial Officer or General Counsel.
In order to assist you in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all Black-out Restricted Persons when a quarterly black-out period has begun and when such period has ended. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve Black-out Restricted Persons of their obligation to only trade in the Company’s securities in full compliance with this Policy.
The safest period for trading in the Company’s securities, assuming the absence of material non-public information, generally is the first ten trading days following the end of a black-out period discussed above. This is because officers, directors and employees will, as any quarter progresses, be increasingly likely to possess material non-public information about the expected financial results for that quarter.
From time to time, the Company, through the Board of Directors, the Company’s disclosure committee, the Chief Financial Officer or the General Counsel, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading. If the Company declares an ad hoc black- out period to which you are subject, you will be notified when such black-out begins and when it ends.
C.Post-Termination Transactions
If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.
V.Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company securities:
A.Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons (i.e., directors, officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on material, non-public information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on or in any other organized market or on an over-the- counter market, are prohibited by this Policy.
C.Hedging Transactions
Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy except as otherwise pre-approved by the Audit Committee of the Board of Directors in each instance.
D.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy except as otherwise pre-approved by the Audit Committee of the Board of Directors in each instance. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
E.Director and Executive Officer Cashless Exercises
Except as otherwise permitted under Section VI below, the Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards; provided, however, the Company’s involvement may be limited to confirming that it will deliver the shares to the director or officer’s broker promptly upon payment of the exercise price to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer in violation of applicable law. Questions about cashless exercises should be directed to the General Counsel.
F.Standing Orders
A standing order placed with a broker to sell or purchase Company securities at a specified price leaves the security-holder with no control over the timing of the transaction. A transaction pursuant to a standing order, which does not meet the standards of a Trading Plan approved in compliance with this Policy, executed by the broker when the Covered Person is aware of material, non-public information about the Company, may result in unlawful insider trading. Other than in connection with Trading Plan under this Policy, entry into or fulfillment of a standing order is prohibited whenever a Covered Person is in possession of material, non-public information about the Company (including during a quarterly black-out period for Black-out Restricted Persons or ad hoc black-out period for those insiders subject to such procedures). All standing orders must be of limited duration, cancelable, and in the case of a Black-out Restricted Person or person subject to an ad hoc black-out period, must be immediately canceled upon commencement of quarterly black-out or ad hoc black-out period, as applicable.
G.Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
VI.Rule 10b5-1 Trading Plans

A.Overview
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established Trading Plan to trade in the Company’s stock entered into in good faith and in accordance with the terms of Rule 10b5-1. Each such Trading Plan, and any proposed modification or termination thereof, must be submitted to and pre-approved by the Company’s General Counsel, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.
Trading Plans do not exempt individuals subject to Section 16 of the 1934 Act from complying with Section 16 reporting obligations or from short-swing profit rules or liability. Furthermore, a Trading Plan only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with the Company’s designated broker(s) that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time, provided that such Trading Plan:
•has been submitted to and pre-approved by the Authorizing Officer;

•includes a “Cooling-Off Period” for
oSection 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
oemployees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material, non-public information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material, non-public information about the Company and not otherwise in a black-out period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The Authorizing Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.

B.Revocation of and Modifications to Trading Plans or Trading Arrangements Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or modification of a Trading Plan or Trading Arrangement will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker.
An individual may only modify a Trading Plan or Trading Arrangement outside of a black-out period and, in any event, when the individual does not possess material, non-public information. Modifications to and terminations of a Trading Plan or Trading Arrangement are subject to pre-approval by the Authorizing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
D.Public Disclosure
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification or termination of a Trading Plan or Trading Arrangement, or the execution of transactions made under a Trading Plan or Trading Arrangement. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan or Trading Arrangement if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
E.Prohibited Transactions
The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan, Trading Arrangement, or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
F.Interpretation, Amendment and Implementation of this Policy
The General Counsel shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the General Counsel, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
VII.Execution and Return of Certification of Compliance

All directors, officers, employees and others subject to this Policy may be asked to periodically certify their compliance with the terms and provisions of this Policy.
* * * * *

Effective Date: February 27, 2023

SCHEDULE I
DESIGNATED PERSONS SUBJECT TO PRE-CLEARANCE REQUIREMENTS

•Members of the Company’s Board of Directors and executive management team (Vice President level or higher)
•The Company’s employees that are part of the following teams, who are informed of such restriction from time to time by the Chief Financial Officer or the General Counsel
oFinance team
oSales Operations team
•Other Company employees who are informed of such restriction from time to time by the Chief Financial Officer or the General Counsel